EXHIBIT 10.3

VIA HAND DELIVERY
September 24, 2018
Ali Fattaey, Ph.D.
c/o Curis, Inc.
4 Maguire Road
Lexington, MA 02421

Dear Ali:
Your service as President and Chief Executive Officer and your employment with Curis, Inc. (the “Company”) has ended today (the “Termination Date”). You are eligible to receive the severance benefits described in paragraph 2 below if you sign and return this letter agreement to me no earlier than close of business on the Termination Date and no later than 21 days following your Termination Date and it becomes binding between you and the Company on the eighth day following execution. By signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 4. Therefore, you are advised to consult with an attorney before signing this letter agreement and the Company is providing you with 21 days from your Termination Date to do so pursuant to the terms of your Employment Agreement with the Company most recently amended March 21, 2018 (the “Employment Agreement”). If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.
If you choose not to sign and return this letter agreement by 21 days following your actual Termination Date or if you timely revoke your acceptance in writing, you shall not receive the severance benefits from the Company described herein. You will, however, receive payment on your Termination Date, as defined below, for your final wages, any unused vacation time accrued through the Termination Date, and will thereafter remain eligible to receive the other items specified under Section 5(a) of the Employment Agreement (reimbursement of business expenses and benefits under other plans). Further, pursuant to the option agreements evidencing the awards under the Company’s Third Amended and Restated 2010 Stock Incentive Plan, you have up to 90 days after your Termination Date to exercise any vested stock option rights you may have as provided for by the Plan. All other unvested options will be cancelled on your Termination Date.
The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it in writing within the seven (7) day period.
1.Effect of Termination Date - As of the Termination Date, all salary payments from the Company will cease and any benefits you had as of the Termination Date under Company-

provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

2.Extension of Options’ Exercise Period - All outstanding options to purchase shares of the Company’s common stock in which you have vested as of the Termination Date shall be amended to extend the exercise period until such date that is nine (9) months following your Termination Date (but in no event shall such exercise period be extended later than the Final Exercise Date (as defined in the applicable option agreement)). You understand that any option that is so amended to extend the exercise period shall cease to be treated for tax purposes as an incentive stock option. You also understand that the aforementioned extension of option exercise period is contingent on your having met your obligations under this Agreement.

3.Description of Severance Benefits - If you timely sign and return this letter agreement by 21 days following your actual Termination Date and do not revoke your acceptance thereafter, the Company will provide you with the following severance benefits (the “severance benefits”) pursuant to Section 5(b) of the Employment Agreement: $590,000 (an amount equivalent to your base salary), with payment to be made ratably over 12 months in the normal payroll process beginning with the first payroll period commencing after this letter agreement becomes nonrevocable, plus $258,953 (the pro rata target bonus for 2018), paid on or around the date of the first installment of the salary-based severance. Because you are not enrolled in medical or dental benefits with the Company, you are not eligible to receive COBRA and so the COBRA premium cost sharing in Section 5(b) of the Employment Agreement does not apply to you.
By entering into this letter agreement, you specifically agree and acknowledge that by offering you the severance benefits, the Company has fulfilled all of its obligations to you under the Employment Agreement and you waive the notice period as set forth in Section 4(a) of the Employment Agreement. You acknowledge the payments and benefits set forth in this letter agreement, together with payments and benefits previously provided to you by the Company, are the only payments and benefits you will receive in connection with your employment and termination. You further agree and acknowledge that you would otherwise not have been entitled to payments and benefits set forth in this paragraph in the absence of this letter agreement.
4.Release - In consideration of the severance benefits described above, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.,

Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149 § 148 et seq. (Massachusetts law regarding payment of wages and overtime), Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to your Employment Agreement; all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement (a) limits any rights you may have to indemnification pursuant to Section 13 of the Employment Agreement (which is the only section of the Employment Agreement that remains in force and effect); or (b) prevents you from filing a charge with, cooperating with, or participating in any proceeding before the U.S. Equal Employment Opportunity Commission (“EEOC”) or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits or other remedial in connection with any such claim, charge or proceeding brought against any of the Released Parties, regardless of who filed or initiated any such complaint or charge). Additionally, for the avoidance of doubt, nothing in this agreement or otherwise shall prohibit you from communicating with a government agency, regulator or legal authority concerning any possible violations of federal or state law or regulation, nor are you required to advise the Company that you have made such communications. You, however, are not authorized to share communications covered and protected from disclosure by the corporation’s attorney-client privilege.
You understand and agree that the claims released in this section include not only claims presently known to you, but also all unknown or unanticipated claims that would otherwise come within the scope of the released claims. You understand that you may hereafter discover facts different from what you now believe to be true that, if known, could have materially affected your willingness to execute and the terms of this letter agreement, but you nevertheless waive and release any claims or rights based on different or additional facts.
5.Continuing Obligations - You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. You further acknowledge and reaffirm your obligations set forth in the Non-disclosure and Assignment of Inventions Agreement dated February 19, 2013 by and between the Company and you (the “Nondisclosure Agreement”), which Nondisclosure Agreement remains in full force and effect, and is attached hereto as “Exhibit A”. Notwithstanding the Nondisclosure Agreement, please be advised that pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.Non-Disparagement - You understand and agree that as a condition of your receipt of the severance benefits herein described, you shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition. You agree, to the extent permitted by law, that you will not, at any time after the date hereof, make any remarks or comments, orally or in writing, to customers, potential customers, partners, suppliers, employees, managers, supervisors, or others, which reasonably could be construed to be derogatory or disparaging to the Company or any of its parent corporations, divisions, subsidiaries, affiliates, shareholders, officers, directors, employees, managers, supervisors, attorneys or agents, or which could reasonably be anticipated to be damaging or injurious to the Company’s reputation or good will or to the reputation or good will of any person associated with the Company. Notwithstanding the above, the non-disparagement obligation shall not prohibit you from testifying truthfully in any legal proceeding.

7.Continued Assistance - You agree that after the Termination Date you will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company in transitioning your job duties.

8.Cooperation - You agree that, to the extent permitted by law, you shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

9.Return of Company Property - You confirm that you will return to the Company no later than close of business on the second business day following the Termination Date all Company-owned keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, flash drives and storage devices, wireless handheld devices, cellular phones, tablets, smartphones, etc.), Company identification, the Company proprietary and confidential information, and any other Company-owned property in your possession or control (including any business accounts and contacts) and you have left intact with, or delivered intact to, the Company all electronic Company documents and internal and external websites, including those that you developed or helped to develop during your employment, and that you have thereafter deleted, and destroyed any hard copies of, all electronic files relating to the Company that are in your possession or control, including any that are located on any of your personal computers or external or cloud storage (or have provided reasonable access by the Company to your devices for the sole purpose of wiping any such devices of such copies). (If you determine later that copies of electronic files were inadvertently left on such sources, you agree to promptly delete the copies.) You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name including, but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

10.Business Expenses and Final Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you other than amounts incurred in accordance with the Company’s reimbursement policies with respect to which you have submitted (or will, within the policies’ requirements, submit) sufficient substantiation. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein. You further acknowledge that you are unaware of any facts that would support a claim against any of the Released Parties for violation of the Massachusetts Wage Act and that you have been granted by the Company all requested paid and/or unpaid leave to which you may have been entitled. You represent that you are not aware of any facts that would support a claim against any of the Released Parties for any violation of the Family and Medical Leave Act.

11.Amendment and Waiver - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement. In the event the Release provision of this letter agreement is found to be invalid, illegal, and/or unenforceable, you agree to provide the Company with a full and General Release that is not invalid, illegal and/or unenforceable, without payment of additional consideration.

13.Confidentiality - To the extent permitted by law, you understand and agree that as a condition of your receipt of the severance benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

14.Nature of Agreement - You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.Acknowledgments - You acknowledge that you have been given 21 days to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying me in writing at c/o Curis, Inc. 4 Maguire Road, Lexington, MA 02421, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. In the event that you execute this letter agreement in less than 21 days after the date it was delivered to you, you acknowledge that such decision is entirely voluntary and with full knowledge that you had the opportunity to consider this letter agreement for the entire 21 day period and that you are waiving your right to consider this agreement for the entire 21day period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled if you did not provide a release of claims.

16.Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

17.Applicable Law - This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

18.Entire Agreement - This letter agreement and any attachments hereto contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 above.

19.Tax Acknowledgement - In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in paragraph 2 of this letter agreement. The benefits provided to you are intended to be exempt from or compliant with Section 409A of the Internal Revenue Code of 1986. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of this letter agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy an exemption for, or the conditions of, that section.

20.Company Affiliation - You agree that, following the Termination Date, you will not hold yourself out as an officer, employee, or otherwise as a representative of the Company, and you agree to update any directory information that indicates you are currently affiliated with the Company. Without limiting the foregoing, you confirm that, within five (5) days of the Termination Date, you will update any and all social media accounts (including, without limitation, LinkedIn, Facebook, Twitter and Four Square) to reflect that you are no longer employed with the Company.

If you have any questions about the matters covered in this letter agreement, please call me.
Very truly yours,
By: /s/ Martyn D. Greenacre
Martyn D. Greenacre
Chair, Board of Directors

I hereby agree to the terms and conditions set forth above. I have been given 21 days to consider this letter agreement, and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.
/s/ Ali Fattaey                September 26, 2018
Ali Fattaey, Ph.D.                    Date

Exhibit A
Non-disclosure and Assignment of Inventions Agreement